Exhibit 99.1

10758 W. Centennial Rd. Suite 200 Littleton, CO 80127 Phone: 720.981.4588 Fax: 720.981.5643 www.ur-energy.com

News Release

Ur-Energy Releases 2014 Q2 Financial Results

Littleton, Colorado (PR Newswire – August 4, 2014) Ur-Energy Inc. (TSX:URE, NYSE MKT:URG) (“Ur-Energy” or the “Company”) announces it has filed the Company’s Form 10-Q for the quarter ended June 30, 2014 with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com. This filing also may be accessed on the Company’s website at www.ur-energy.com.

The second quarter of 2014 featured further increased levels of product sales at 208,000 pounds U3O8. The product was sold to customer(s) under contractual terms at an average price of $34.64 per pound, which represents a premium to the average spot market price during the quarter of approximately 20%. Quarterly product sales revenues totaled US$7.2 million. Production costs were down $0.4 million from the previous quarter. Production costs per pound rose this quarter compared with the previous quarter due to lower production levels. This is also reflected in a higher cost per pound sold (up from $29.96 to $34.51). The reported cost per pound for the quarter includes severance and ad valorem taxes which had not previously been included in inventory calculations.

Wayne Heili, President and CEO of Ur-Energy, commented, “The second quarter financial results are in line with expectations. The reduced production rate at Lost Creek resulted in lower overall costs but higher reported costs per pound sold. As production levels are stabilized in future quarters, we expect to realize lower cost per pound figures. Along with the significant production results at our flagship Lost Creek project, the Company invested substantial effort into our newly acquired Shirley Basin project to evaluate the project’s resources and commence with permitting activities. We were pleased to report those results early in the third quarter.”

During the six months ended June 30, 2014, 315,281 pounds of U3O8 were captured within the Lost Creek plant. 304,917 of those pounds were packaged in drums and 333,963 pounds of the drummed inventory were shipped to the conversion facility where 317,760 pounds were sold to utility customers for sales revenues of $13.9 million.  In addition, the Company recognized $1.3 million of sales from the delivery during the period by a third party of 100,000 pounds of uranium under a contractual delivery commitment assigned to that third party in 2013.

Production levels and costs (after adjustments for severance and ad valorem taxes as mentioned) along with sales figures for the Lost Creek Project are presented in the following table:

Results	Unit	2014 Q2[1]	2014 Q1	Year to date[2]

Pounds captured	lb.	116,708	198,573	315,281
Cash cost per pound captured	$/lb.	$9.63	$6.03	$7.36
Non-cash cost per pound captured	$/lb.	$11.56	$6.80	$8.56
Wellfield cash cost [3]	$000	$1,124	$1,197	$3,057
Wellfield non-cash cost[3]	$000	$1,350	$1,350	$2,699

Pounds packaged in drums	lb.	133,684	171,233	304,917
Cash cost per pound drummed	$/lb.	$12.15	$11.11	$11.57
Non-cash cost per pound drummed	$/lb.	$3.76	$2.94	$3.30
Plant cash cost [4]	$000	$1,625	$1,902	$3,527
Plant non-cash cost[4]	$000	$502	$503	$1,005

Pounds shipped to conversion facility	lb.	163,747	170,216	333,963
Cash cost per pound shipped	$/lb.	$0.71	$0.89	$0.81
Distribution cost [5]	$000	$117	$152	$269

Pounds sold	lb.	207,760	110,000	317,760
Average realized spot price [6]	$/lb.	n/a	n/a	n/a
Average realized long-term contract price	$/lb.	$34.64	$61.12	$43.81
Average realized price	$/lb.	$34.64	$61.12	$43.81
U3O8 Sales	$000	$7,197	$6,723	$13,920
Delivered by third party under assignment agreement	$000	$1,254	n/a	$1,254

Cash cost per pound sold	$/lb.	$22.05	$19.38	$21.09
Non-cash cost per pound sold	$/lb.	$8.91	$10.08	$11.66
Total cost per pound sold	$/lb.	$30.96	$29.46	$32.75
Cost of sales [7]	$000	$7,109	$3,240	$10,409

Notes:

[1]	The cash costs for the second quarter represent the actual costs for the quarter under the corrected treatment of severance and ad valorem taxes and do not reflect the out of period adjustments.
[2]	Year to date amounts have been adjusted to include effects of out of period (2013) adjustments.
[3]	Wellfield costs include all wellfield operating costs, severance and ad valorem taxes plus amortization of the related mineral property acquisition costs and depreciation of the related asset retirement obligation costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expense and are not included in wellfield operating costs.
[4]	Plant costs include all plant operating costs, site overhead costs and depreciation of the related plant construction and asset retirement obligation costs.
[5]	Distribution costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the U3O8 prior to sale. There are no non-cash costs associated with distribution.
[6]	There were no spot sales in the six months ended June 30, 2014.
[7]	Cost of sales include all production costs (notes 1, 2 and 3) adjusted for changes in inventory values.

Cash cost per pound and non-cash cost per pound for produced and sold U3O8 presented in the table above are non-US GAAP measures.  These measures do not have a standardized meaning or a consistent basis of calculation under US GAAP.  These measures are used to assess business performance and may be used by certain investors to evaluate the Company’s extraction and processing performance. To facilitate a better understanding of these measures, the table below presents a reconciliation of these measures to the financial results as presented in our financial statements.

Sales per the statement of operations include revenue from sources other than the sale of U3O8. The sales footnotes in the financial statements separate the U3O8 sales from other revenues.

Average Price Realized Per Pound Reconciliation	Unit	2014 Q2	2014 Q1	Year to date

U3O8 Sales (a) [1]	$000	$7,197	$6,723	$13,920

Pounds sold (b)	lb.	207,760	110,000	317,760

Average price realized per pound (a ÷ b)	$/lb.	$34.64	$61.12	$43.81

Note: 1 Gross sales amounts are used for all periods. Does not include $1.3 million recognized from the gain on assignment of deliveries under long-term contracts or the out of period adjustments because the additional revenue would distort the average realized price per pound.

Cost Per Pound Sold Reconciliation	Unit	2014 Q2	2014 Q1	Year to date

Wellfield costs	$000	$2,474	$2,547	$5,021
Plant costs	$000	$2,127	$2,404	$4,532
Distribution costs	$000	$117	$152	$269
Out of period adjustment	$000	$736	-	$736
Inventory change	$000	$1,715	$(1,863)	$(149)

Cost of sales (a)	$000	$7,169	$3,240	$10,409
Pounds sold (b)	lb.	207,760	110,000	317,760

Cost per pound sold (a ÷ b)	$/lb.	$34.51	$29.96	$32.75

The table above reflects both the cash and non-cash costs identified above which are combined as cost of sales in the statement of operations included in this filing. Overall, costs of sales per pound were higher in Q2 2014 due to the decrease in production necessitated by the remediation of the water disposal issue as well as the inclusion of the severance and ad valorem taxes and adjustments incurred during the quarter. As many of our costs are fixed, a lower production level will result in a higher cost per pound. We would expect to see the cost per pound decrease as production sales levels stabilize.

Operating costs including exploration, evaluation, development and administrative expenses for the quarter were $3.0 million. This result is $1.6 million less than the budget plan and $0.9 million less than the previous quarter.

Interest expense of $0.6 million on the RMB and State loan facilities was paid in June. The Company’s first principle payment ($0.8 million) for RMB was also paid in June. Offsetting interest and other expenses was the $0.8 million mark-to-market adjustment for the US$ denominated warrants.

At June 30, our cash position was $1.6 million and we had $7.2 million in accounts receivable. We received $3.6 million of the account receivable in early July and received another $3.6 million at the end of July. Our current cash position is approximately $6.1 million.

Looking Ahead

Production rates at Lost Creek were deliberately controlled at levels that allowed us to fulfill our contractual sales requirements through June 30, 2014 without participating in a weak uranium spot market. As a result, we now expect to produce approximately 0.7 million pounds of U3O8 in 2014 which will allow the Company to meet its contractual commitments in the second half of 2014 and participate in the uranium spot market minimally, if necessary. As announced on May 22, 2014, we expect to sell approximately 518,000 pounds U3O8 at an average realizable sales price of $51.10 per pound in 2014 and approximately 630,000 pounds U3O8 at an average realizable price of $50.10 per pound in 2015. Any additional sales will be late in the year at then-existing spot prices unless new contract sales are put in place. The spot sales market has remained weak with current spot prices below $30 per pound. Our next two contract sales will be at significantly higher prices than the contract we delivered under this quarter.

About Ur-Energy

Ur-Energy is a junior uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate capacity. Ur-Energy engages in the identification, acquisition, exploration development, and operation of uranium projects in the United States and Canada. Shares of Ur-Energy trade on the Toronto Stock Exchange under the symbol “URE” and on the NYSE MKT under the symbol “URG”. All currency figures in this announcement are in US dollars unless otherwise stated. Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Director IR/PR	Wayne Heili, President and CEO
303-269-7707	307-265-2373
866-981-4588	866-981-4588
rich.boberg@ur-energy.com	wayne.heili@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., timing and results of continuing commissioning efforts at the Lost Creek facility; ability to timely deliver into existing contractual obligations and possibly make spot sales; whether production costs continue to decrease as production rates continue to ramp up and are stabilized) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.

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